Exhibit 99.1

SABMiller plc

One Stanhope Gate

London W1K 1AF

England

Molson Coors Brewing Company

1225 17th Street, Suite 3200

Denver, Colorado  80202

United States of America

October 9, 2007

Dear Sirs:

We have agreed to work together on a potential joint venture (the “Joint Venture”) involving a combination of our respective operations in the United States of America and Puerto Rico. Non-binding heads of terms in relation to the establishment of, and contribution of businesses to, the Joint Venture are set out in Annex A. Non-binding heads of terms in relation to the governance arrangements for the Joint Venture are set out in Annex B. Each of Molson Coors Brewing Company (“Molson Coors”) and SABMiller plc (“SABMiller”) is referred to herein as a “Party” and jointly as the “Parties.”  Each of us agrees in relation to our respective group companies and their affiliates as follows:

1.                                      Exclusivity

1.1                                 The Parties agree to cooperate and to negotiate with one another in good faith with a view to agreeing on the detailed terms of the Joint Venture and signing definitive agreements to implement the Joint Venture as soon as practicable.

1.2                                 Until the earlier of (a) December 31, 2007, (b) signing of definitive agreements to implement the Joint Venture or (c) the mutual written agreement of both Parties stating that the agreements in paragraphs 1.1, 1.2 and 5.3 of this letter are terminated (the “Exclusivity Period”), the Parties shall not (and shall not cause another person to and shall cause its representatives, advisors, agents and employees not to), directly or indirectly without the prior consent of the other Party:

(a)                                  engage in discussions or negotiations with, or furnish any information to, or encourage any third party regarding a potential Material Transaction; or

(b)                                 enter into an agreement or arrangement with any third party regarding a Material Transaction; or

(c)                                  do or agree to do anything which is, or may be, inconsistent with the Joint Venture.

“Material Transaction” as used in this Agreement shall mean, in the case of SABMiller, any transaction as a result of which SABMiller ceases to control, directly or indirectly, 100% of the voting and economic interests in Miller Brewing Company (“Miller”) or any transaction involving a disposition (by any means) by Miller of assets with a value of greater than 10% of Miller or an acquisition of SABMiller (whether by way of takeover bid, scheme of arrangement or otherwise) or of more than 30% of SABMiller’s outstanding shares and, in the case of Molson Coors, any transaction as a result of which Molson Coors ceases to control, directly or indirectly, 100% of the voting and economic interests in Coors Brewing Company (“CBC”) or any transaction involving a disposition (by any means) by CBC of assets with a value of greater than 10% of CBC or an acquisition of Molson Coors (whether by way of tender offer or merger or otherwise) or of more than 30% of Molson Coors’s outstanding shares.

1.3                                 Notwithstanding the foregoing, nothing herein shall limit the actions of a Party’s board of directors in fulfilling its fiduciary duties in responding to an unsolicited offer.

1.4                                 Each of the Parties acknowledges and agrees that:

(a)                                  in reliance on the agreement and representations contained in paragraphs 1.1 and 1.2 of this Agreement, the Parties will each incur fees, costs and expenses in connection with their assessment of the Joint Venture and the resulting negotiations between them; and

(b)                                 if either Party breaches any of the provisions set out in this Agreement, such Party shall on demand reimburse the other Party’s reasonable fees, costs and expenses incurred by such Party, its professional advisers, consultants and agents in relation to its assessment and negotiation of the Joint Venture (whether prior to or after the date hereof), up to an amount equal to US$4.0 million.

2.                                      BREAK-UP FEE

2.1                                 If a Party receives an Acquisition Proposal, such Party shall promptly, but in no event later than one business day later, notify the other Party of such Acquisition Proposal, the identity of the person or persons submitting such Acquisition Proposal and the material terms thereof. The relevant Party shall keep the other Party fully and promptly informed with respect to the status of such Acquisition Proposal including the modification of any Acquisition Proposal.

2.2                                 If (i) a Party receives a bona fide Acquisition Proposal prior to the end of the Exclusivity Period (other than an Acquisition Proposal for an acquisition of 30%

or more of the equity of such Party, where the offeror irrevocably commits in good faith to continue to pursue the transactions contemplated by this Agreement and, in the reasonable opinion of the other Party to this Agreement, after consultation with its antitrust counsel, such acquisition would not adversely affect the likelihood or timing of antitrust clearance of the transactions contemplated by this Agreement in any material respect), (ii) the Parties shall not have entered into definitive agreements to implement the Joint Venture; and (iii) prior to December 31, 2008, the Party that received such Acquisition Proposal agrees to consummate a Material Transaction with, or a Material Transaction involving such party is consummated with, any person other than the other Party hereto, then such Party shall promptly, but in no event later than two days after the satisfaction of all of the above conditions, pay US$150 million to the other Party by wire transfer of immediately available funds.

2.3                                 For purposes of this Section 2, “Acquisition Proposal” means, with respect to a given Party, any inquiry, indication of interest, request for non-public information, proposal or offer (whether written or oral) from any person or group of persons that would reasonably be expected to lead to or would constitute a Material Transaction with such Party.

3.                                      CONDUCT DURING THE EXCLUSIVITY PERIOD

3.1                                 Each Party undertakes to the other that during the Exclusivity Period it will:

(a)                                  procure that CBC or Miller, as the case may be, carries on business in the ordinary course and does not enter into (or agree to enter into) any transaction outside the ordinary course of business; or

(b)                                 not do or knowingly omit to do any act, matter or thing which, or the omission of which, as the case may be, would be reasonably likely to prejudice the anticipated tax treatment of the creation or ongoing operations of the Joint Venture.

3.2                                 During the Exclusivity Period, the Parties will permit each other to conduct customary due diligence on their respective U.S. businesses, and signing of the definitive agreements to implement the Joint Venture will be subject to each Party being satisfied as to the results of the due diligence process.

4.                                      Press Announcement and confidentiality

4.1                                 Immediately following the signature of this letter, the Parties shall issue a joint press release in a form to be mutually agreed.

4.2                                 Neither Party will make any other public statement or communication about the Joint Venture without the other Party’s prior written consent except (i) as required by law or stock exchange rule and then only after as much advance notice and consultation as is reasonably practicable and (ii) in consultation with each other, for statements to employees, distributors, suppliers and retailers consistent with the terms of the press announcement.

4.3                                 The confidentiality letter previously executed between the Parties shall remain in full force and effect.

5.                                      General

5.1                                 Each Party intends and agrees that the provisions of Sections 1-5 of this Agreement shall be binding on, and enforceable against, it and that the provisions of Annex A and Annex B hereto shall be non-binding on the Parties. Each of the Parties agrees that damages would not be an adequate remedy for a breach of this Agreement and that each Party is entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of this Agreement by the other Party.

5.2                                 Each of the Parties will cause its affiliates and its affiliates’ directors, officers, employees, agents and advisers to comply with these obligations. In this Agreement “affiliates” of a company means the persons controlling, controlled by or under common control with that company.

5.3                                 Antitrust

(a)                                  The Parties agree that all submissions to, or filings with, the Antitrust Division of the U.S. Department of Justice (“DOJ”) and the U.S. Federal Trade Commission (“FTC”) and all other applicable governmental authorities in respect of the Joint Venture shall be prepared jointly and no submission or filing shall be made without the prior agreement of the other Party. Each Party agrees to cooperate with the other in providing all such information and assistance as may be required in the preparation of such submissions or filings. In particular, each Party shall make available appropriate personnel to assist in the preparation of such submissions and filings. The Parties agree to use their respective reasonable best efforts to prepare and make the appropriate submissions to the DOJ and FTC under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as soon as possible after the issuance of the press release referred to in paragraph 4 above.

(b)                                 The Parties agree that they shall each provide the other (and the other’s advisers) with reasonable notice of, and the opportunity to participate in, any meetings or discussions with the DOJ or any other regulators as are referred to in (a) above.

(c)                                  The Parties shall use all commercially reasonable efforts necessary to obtain from the relevant government antitrust authorities as quickly as reasonably possible any consents, clearances or approvals required to complete the Joint Venture including (i) promptly complying with any requests for additional information or documents issued by any such antitrust authority; and (ii) contesting, defending and, if necessary, appealing any action brought by any antitrust authority that would adversely affect the ability of the Parties to consummate the Joint Venture, but not including any divestments or other structural or behavioural undertakings requested by any antitrust authority.

5.4                                 The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

5.5                                 This Agreement is solely for the benefit of the Parties and no other person or entity shall have any rights or be entitled to any remedies under or by reason of this Agreement.

5.6                                 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by such laws. Each Party hereby submits to the exclusive jurisdiction of the United States District Court for the District of Delaware and of any Delaware state court sitting in Wilmington, Delaware for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each Party hereby irrevocably and unconditionally agrees (i) to the extent such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process and notify the other Party of the name and address of such agent and (ii) that service of process may, to the fullest extent permitted by law, also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to clause (i) or (ii) above shall, to the fullest extent permitted by law, have the same legal force and effect as if served upon such Party personally within the State of Delaware.

5.7                                 This Agreement (together with the confidentiality letter referred to in paragraph 4.3 above), including the Annexes hereto (it being understood that such Annexes are not intended to create any binding obligations) constitute the entire agreement of the Parties with respect to the subject hereof.

5.8                                 This Agreement will be effective as of the date executed and delivered by all Parties. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

If you agree with the foregoing, please execute this letter in the space provided and return a copy to me.

Very truly yours,

SABMILLER PLC

		By:	/s/ E.A.G. Mackay
		Name:	E.A.G. Mackay
		Title:	Chief Executive

ACCEPTED AND AGREED:

MOLSON COORS BREWING COMPANY

By:	/s/ Leo Kiely
Name:	Leo Kiely
Title:	CEO

Annex A

Establishment of, and contribution of businesses to, the Joint Venture

1.                                      The Parties will work together with a view to agreeing on the optimal structure for the Joint Venture and for the transfer of businesses to the Joint Venture.

2.                                      It is currently envisaged that the Joint Venture will be structured as a Delaware limited liability company (or such other entity as the Parties may agree and which is treated as a partnership for United States tax purposes) owned by Miller (which for this purpose will mean Miller or a nominated Miller group entity) and CBC, each of which will contribute its business (as specified below) to the Joint Venture in consideration for interests in the Joint Venture. The Joint Venture’s domestic activities will be conducted through entities that, to the extent possible, qualify as partnerships or disregarded entities for U.S. federal and state income tax purposes. Out of an authorized capital consisting of 100 common units, CBC will own 42 Class A Voting Common units and Miller will own 42 Class A Voting Common units and 16 Class B Non-Voting Common units, such that voting interests in the Joint Venture will be held 50% by Miller and 50% by CBC and economic interests in the Joint Venture will be held 58% by Miller and 42% by CBC. The Parties’ economic interests in the Joint Venture will not be subject to adjustment at Closing. The Parties will have equal representation on the Board of the Joint Venture.

3.                                      The following assets will be transferred to the Joint Venture:

3.1                                 Molson Coors:

(a)                                  all United States and Puerto Rican beer, beverage and related operations, assets and liabilities (other than indebtedness for borrowed money and currency and interest rate derivatives), including, for the avoidance of doubt, packaging and other non-beverage joint ventures and non-operational assets such as real estate;

(b)                                 net liabilities (currently estimated at US$176 million) in respect of pension and retiree benefit (OPEB) obligations (“CBC Retiree Liabilities”);

(c)                                  an absolute assignment of all CBC brands in the United States and Puerto Rico, in each case subject to an appropriate brand co-operation agreement;

(d)                                 a cash contribution of US$30 million to provide a working capital buffer for the Joint Venture in accordance with the agreed capital structure policy;

(e)                                  for the avoidance of doubt the following will not be transferred to the Joint Venture:

(i)                                     water usage and storage rights in Colorado will be retained by Molson Coors or its affiliate, but Molson Coors will cause such rights to be available without charge to the Joint Venture in an amount up to the lesser of (i) the water requirements of Molson Coors’s brewery in Colorado or (ii) the water usage and storage rights currently owned by Molson Coors or its affiliate in Colorado;

(ii)                                  the rights to all CBC brands for use outside the United States and Puerto Rico, in each case subject to an appropriate brand co-operation agreement;

(iii)                               the CBC family home situated in the grounds of the CBC brewery in Colorado, and access thereto (including roadway, utility and other necessary rights-of-way and easements);

(iv)                              a limited number of CBC employees required to deal with CBC’s ongoing administrative requirements;

(v)                                 cash (except as specified in 3.1(d)); and

(vi)                              such other excluded assets and liabilities as the Parties shall agree in the definitive agreements.

3.2                                 SABMiller:

(a)                                  all United States and Puerto Rican beer, beverage and related operations, assets and liabilities (other than indebtedness for borrowed money and currency and interest rate derivatives), including, for the avoidance of doubt, non-operational assets such as real estate;

(b)                                 net liabilities (currently estimated at US$505 million) in respect of pension and retiree benefit (OPEB) obligations (“Miller Retiree Liabilities”);

(c)                                  potential net liabilities (currently estimated at US$67 million) in respect of existing awards of stock appreciation rights held by Miller employees (“SARs”);

(d)                                 an absolute assignment of all Miller brands in the United States and Puerto Rico, in each case subject to an appropriate brand co-operation agreement;

(e)                                  for the avoidance of doubt the following will not be transferred to the Joint Venture:

(i)                                     the rights to all Miller brands for use outside the United States and Puerto Rico, in each case subject to an appropriate brand co-operation agreement;

(ii)                                  all other assets and liabilities comprising Miller’s International Division (including its interests in Miller 1855 Inc., the holding company for various subsidiaries outside the United States and Puerto Rico) to the extent not related to the business described in 3.2(a) above and the employees of Miller or Miller’s subsidiaries who are engaged in the international business of Miller;

(iii)                               receivables due to Miller from other members of the SABMiller group;

(iv)                              a limited number of Miller employees required to deal with Miller’s ongoing administrative requirements;

(v)                                 cash; and

(vi)                              such other excluded assets and liabilities as the Parties shall agree in the definitive agreements.

3.3                                 The transfers will be structured, to the extent possible, in a manner that is tax-free for U.S. federal and state income tax purposes.

3.4                                 The definitive agreement will provide that:

(a)                                  if the net liabilities attributable to the items described in 3.1(b) and 3.2(b) as at closing of the Joint Venture (“Closing”) are more than, in the case of CBC, US$176 million in respect of CBC Retiree Liabilities or, in the case of Miller, US$505 million in respect of Miller Retiree Liabilities (in each case calculated on the same assumptions and using the same methodology as were used in calculating the amounts of US$176 million and US$505 million (but updated for current market value and current market discount rate)), CBC will make a cash payment to the Joint Venture at Closing equal to the excess of the CBC Retiree Liabilities over US$176 million, and Miller will make a cash payment to the Joint Venture at Closing, equal to the excess of the Miller Retiree Liabilities over US$505 million;

(b)                                 if the net liabilities attributable to the items described in 3.1(b) and 3.2(b) as at Closing are less than, in the case of CBC, US$176 million in respect of CBC Retiree Liabilities or, in the case of Miller, US$505 million in respect of Miller Retiree Liabilities (in each case calculated on the same assumptions and using the same methodology as were used in calculating the amounts of US$176 million and US$505 million (but updated for current market value and current market discount rate)), the Joint Venture will make a cash payment to CBC at Closing equal to the excess of US$176 million over the CBC Retiree Liabilities, and the Joint Venture will make a cash payment to Miller at Closing equal to the excess of US$505 million over the Miller Retiree Liabilities; provided that in no event shall any overfunding of pension liabilities offset any OPEB liabilities for purposes of calculating whether US$176 million exceeds the amount of the CBC Retiree Liabilities or US$505 million exceeds the amount of the Miller Retiree Liabilities;

(c)                                  if the potential net liabilities attributable to the item described in 3.2(c) as at Closing are more than US$97 million (calculated on the same assumptions and using the same methodology as were used in calculating the amount of US$67 million for the purposes of 3.2(c)), Miller will make a cash payment to the Joint Venture at Closing equal to the excess over US$97 million;

(d)                                 if the potential net liabilities attributable to the item described in 3.2(c) as at Closing are less than US$50 million (calculated on the same assumptions and using the same methodology as were used in calculating the amount of US$67 million for the purposes of 3.2(c)), the Joint Venture will make a cash payment to Miller at Closing equal to the excess of US$50 million over the amount of such potential net liabilities at Closing; and

(e)                                  if the Joint Venture is required to make a cash payment pursuant to 3.4(b) or (d) above, the Parties will provide the necessary funding in proportion to their economic interests in the Joint Venture.

3.5                                 Except as provided herein or in the definitive agreements, the Parties will not contribute any debt, including indebtedness for borrowed money or guarantees of any such indebtedness, to the Joint Venture.

4.                                      Molson Coors and SABMiller will guarantee, to the fullest extent permitted by law and on an after-tax basis, the obligations of CBC and Miller respectively under the definitive agreements.

5.                                      Completion of the transfers of business to the Joint Venture will be subject to customary conditions for a transaction of this type if and to the extent required, including:

(a)                                  delivery, immediately following execution of the definitive agreements providing for the establishment of the joint venture (and, in any event, prior to the earlier of (i) the next business day following such execution and (ii) any public announcement of the execution of such definitive agreements), to Molson Coors of valid consents executed by the holders of a majority of the outstanding Molson Coors Class A common stock consenting to the transactions contemplated by the definitive agreements, such consents to constitute all Molson Coors stockholder action required in connection with the transactions contemplated by the definitive agreements;

(b)                                 receipt of all requisite competition, antitrust and other regulatory clearances, with a long stop date of March 31, 2009;

(c)                                  third party consents to the extent required; and

(d)                                 no event having occurred which has had or is reasonably likely to have a material adverse effect on the business, results of operations or financial condition of CBC or on the business, results of operations or financial condition of Miller (subject to such exceptions as are agreed between the parties).

Molson Coors will provide the notice required by 8 Del. C. § 228(e) promptly upon execution of the Molson Coors Class A stockholder consents to all Molson Coors Class A stockholders that did not execute any such consent.

Promptly following execution of the Molson Coors Class A stockholder consents, Molson Coors shall prepare, and SABMiller shall cooperate with Molson Coors in the preparation of, and Molson Coors shall thereafter file in preliminary form with the U.S. Securities and Exchange Commission (the “SEC”), an information statement on Schedule 14C, and then resolve any comments of the SEC staff with respect thereto, and Molson Coors shall promptly thereafter file and mail the definitive information statement to all Molson Coors Class A stockholders.

6.                                      The agreement for the transfer of businesses to the Joint Venture (the “Transaction Agreement”) will contain customary provisions governing the conduct of the CBC and Miller businesses pending completion.

7.                                      The Transaction Agreement will contain representations and warranties customary for a transaction of this type, including with respect to (a) corporate existence and power of the members of the Joint Venture, (b) corporate authorization, (c) consents and approvals, (d) compliance with laws, (e) litigation, (f) brokers’ fees, (g) absence of material adverse change, (h) tax matters, (i) undisclosed liabilities, (j) benefit plans, (k) material contracts, (l) affiliate transactions, (m) intellectual property, (n) real estate and (o) environmental matters, and will make provision for certain other agreed adjustments. In addition, each Party will agree to indemnify the other Party or the Joint Venture, as applicable, in respect of any breach of representations, warranties and covenants, any pre-closing tax liabilities of such Party relating to revenues generated by the businesses or assets transferred to the Joint Venture, and any tax or other liability which the Joint Venture may incur in relation to the transfer of business to the Joint Venture.

8.                                      The Transaction Agreement will be governed by Delaware law.

Annex B

Governance Arrangements

1.                                      Structure

1.1                                 Out of an authorized capital consisting of 100 common units, CBC will own 42 Class A Voting Common units and Miller will own 42 Class A Voting Common units and 16 Class B Non-Voting Common units, such that voting interests in the Joint Venture will be held 50% by Miller and 50% by CBC and economic interests in the Joint Venture will be held 58% by Miller and 42% by CBC. The Parties will have equal representation on the Board of the Joint Venture.

1.2                                 The Joint Venture vehicle will be a Delaware limited liability company or such other entity as may be agreed by the Parties and which is treated as a partnership for United States tax purposes.

1.3                                 The Joint Venture will have “MillerCoors” in its name.

1.4                                 The integration teams of the Parties will work together to determine the most appropriate location for the head office of the Joint Venture, recognising that the Joint Venture should continue to have a strong presence in Wisconsin and Colorado.

2.                                      Governance Structures for the Joint Venture

2.1                                 The principal governance bodies of the Joint Venture will be:

2.1.1                       Board of Directors (the “Board”)

2.1.2                       the following committees of the Board:

•                                          Audit Committee

•                                          Compensation Committee

•                                          Corporate Responsibility Committee

2.2                                 Board of Directors

2.2.1                       The Board of Directors of the Joint Venture will initially consist of 10 members.

2.2.2                       The initial composition of the Board will be:

•                                          five nominees of Molson Coors

•                                          five nominees of SABMiller

The CEO, President-CCO, CFO and CIO will be invited to attend all Board meetings but will not be members of the Board.

2.2.3                       The quorum for Board meetings will be a majority of the Directors and shall include at least three Directors nominated by SABMiller and three Directors nominated by Molson Coors. Any decision made by the Board will require the affirmative vote of at least three directors nominated by Molson Coors and three directors nominated by SABMiller.

2.2.4                       The Board of Directors will meet at least six times a year or whenever requested by the Chairman, Vice-Chairman or the CEO or any two Directors on not less than 48 hours’ notice. There will be provision for alternates. Meetings of the Board will normally be held at the Joint Venture’s head office unless the Board determines to meet elsewhere. No compensation shall be paid by the Joint Venture to any Board members except as otherwise agreed.

2.3                                 Non-executive Chairman and Vice-Chairman

2.3.1                       The first Chairman of the Board will be Pete Coors, who will be appointed for a period of three years. If the Chairmanship is vacated for any reason, Molson Coors will appoint a successor for the remaining balance of the term. After the initial three year period, the Chairman will be appointed alternatively by each member for successive three year terms. SABMiller will agree to nominate Pete Coors as its first appointee.

2.3.2                       The Chairman shall have a non-executive role. The role of the first Chairman will have particular emphasis on government and regulator relationships, on key distributor relationships and on building the reputation of the Joint Venture. During his term as Chairman, the cash compensation paid to Pete Coors shall be the Joint Venture’s obligation.

2.3.3                       SABMiller shall be entitled to nominate a non-executive Vice Chairman of the Board, the first Vice Chairman being the CEO of SABMiller who shall be appointed for a period of three years. If the Vice Chairmanship is vacated for any reason, SABMiller will appoint a successor for the remaining balance of the term. The right to appoint the Vice Chairman will alternate with the right to appoint the Chairman. Molson Coors will agree to nominate the CEO of SABMiller as its first appointee as Vice Chairman.

2.3.4                       If Leo Kiely is one of Molson Coors’s nominees to the Board after he ceases to be the CEO, Molson Coors shall be entitled to appoint him as an additional joint Vice Chairman for a period of three years.

2.4                                 Audit Committee

2.4.1                      The Board shall establish an Audit Committee which shall consist of two nominees of Molson Coors and two nominees of SABMiller.

Molson Coors and SABMiller shall alternately nominate one of its nominees as Chairman of this Committee for a term of 1 year. Molson Coors shall be entitled to appoint the first Chairman.

Each Director who is not a member of the Audit Committee shall be entitled to receive notice of and to participate as an observer and ask questions at all meetings of the Audit Committee.

2.4.2                      The Audit Committee shall meet with and without the presence of management and shall have direct access to the internal, and representatives of the external, auditors.

2.4.3                      The Audit Committee shall meet not less frequently than three times per year.

2.4.4                      The auditors of the Joint Venture shall be PwC.

2.4.5                      The financial year end of the Joint Venture will be December 31.

2.4.6                      The Joint Venture will prepare such financial information as the Parties may reasonably require for purposes of their financial reporting obligations.

2.5                              Compensation Committee

2.5.1                      The Board shall establish a Compensation Committee that will consist of:

•                                          the CEO of SABMiller or his nominee

•                                          the CEO of Molson Coors or his nominee

•                                          one additional nominee of each of SABMiller and Molson Coors.

The CEO will be invited to attend all meetings of the Committee but will not be a member of it.

2.5.2                      The Chairman of the Compensation Committee will alternately be the Molson Coors nominee and the SABMiller nominee for a term of one year. The first Chairman will be nominated by SABMiller.

2.5.3                      The Compensation Committee shall:

•                                          act as a consultative body for the CEO with respect to the job description of and qualification criteria for all other members of senior management of the Joint Venture

•                                          act as a consultative body for the CEO with respect to the hiring and termination of any direct report of the CEO, and with respect to the establishment and administration of the compensation policies and compensation levels for such other members of senior management

•                                          subject to the rules and requirements of Miller and CBC’s existing pension and post-retirement benefit plans and any applicable law or regulation, create and oversee a pension committee, consisting of appropriate senior employees of the Joint Venture, which shall be responsible for administering the Joint Venture’s pension and post-retirement benefit plans and related matters

•                                          have such other duties and powers as are customary for committees of this type.

2.5.4                       The Compensation Committee shall meet at least three times per year, or more often as required.

2.6                                 Corporate Responsibility Committee (“CRC”)

2.6.1                       The Board shall establish the CRC which shall consist of two nominees of Molson Coors and two nominees of SABMiller. SABMiller and Molson Coors shall alternately nominate one of its nominees as Chairman of this Committee for a term of one year.

SABMiller shall be entitled to appoint the first Chairman.

Each Director who is not a member of the CRC shall be entitled to receive notice of, and to participate as an observer and ask questions at all meetings of the CRC.

The CEO will be invited to attend all meetings of this Committee but will not be members of it.

2.6.2                       The CRC will be responsible for assisting the Board in its discharge of its responsibilities in relation to corporate accountability, including corporate social responsibility, corporate social investment and ethical commercial behavior.

2.6.3                       The CRC will meet twice per year or more often as required.

3.                                      CEO

3.1                                 General

The CEO will be responsible to the Board in accordance with terms of the LLC Operating Agreement, and there will be no commitment on the part of either Party to employ or re-employ him on termination of his employment as CEO. The CEO’s compensation package will be in line with United States market practice for the beverage industry. The CEO will receive compensation only from the Joint Venture.

3.2                                 Initial CEO

Leo Kiely will be appointed as initial CEO for an initial term of two years, subject to automatic renewal unless six months’ advance notice of termination is delivered by the Board to Leo Kiely (it being understood that (i) the Board of Directors shall deliver such notice if so requested by SABMiller and (ii) no such notice may be given prior to the end of such initial two-year period). Leo Kiely will provide the Board with six months’ notice of any election by him to terminate his employment as CEO, beginning no earlier than the 18-month anniversary of the closing of the transactions contemplated hereby.

3.3                                 Second CEO

After consultation with the initial CEO and having had due regard to his views, SABMiller shall be entitled to nominate the President-CCO to be the second CEO. If SABMiller does so, the Molson Coors nominees on the Board will vote in favor of the appointment of the President-CCO as CEO. If SABMiller does not nominate the President-CCO, then the process in 3.4 will apply.

3.4                                 Future CEOs

The following process may apply to the appointment of the second CEO (depending on the operation of 3.3) and shall apply to all subsequent appointments to the position of CEO.

(a)                                  The emphasis shall be placed on establishing a succession planning process, through the incumbent CEO and the Board, designed to ensure that there is a suitable internal candidate for the position within the Joint Venture. If the Board is satisfied that there is a suitable internal candidate, and that no further process is required, then the Board will direct that the internal candidate be appointed.

(b)                                 If the Board is not so satisfied, SABMiller shall be entitled to nominate to the Board the slate of candidates for successor CEO. If so requested by Molson Coors, the Board will engage independent consultants to assist in the nomination process and all reports prepared by such consultants will be made available to the Board. The nominated candidates shall include (i) at least one internal candidate, (ii) not more than two candidates employed by SABMiller (if SABMiller wishes to nominate a candidate), (iii) at least one candidate nominated by Molson Coors (if Molson Coors wishes to nominate a candidate); and (iv) at least one external candidate with significant experience in the United States beverages industry (if available). SABMiller will provide full details of the candidates and the nomination process to the Board.

(c)                                  If the Board cannot agree on one of the candidates, each CEO selection process to which paragraphs 3.4(b) and (c) apply shall be subject to the following alternating procedures. For the selection of the first CEO under such process and every second subsequent CEO selected under such process thereafter, SABMiller shall be entitled to nominate a shortlist of two candidates (out of the original submission), and the Molson Coors nominees on the Board will then be obliged to vote in favor of the appointment of one of those two candidates (and if such Molson Coors nominees fail to do so within a reasonable period of time, SABMiller’s nominees on the Board may direct the appointment of the CEO from those two candidates). For the selection of the second CEO under such process and every second subsequent CEO selected under such process thereafter, SABMiller shall nominate a shortlist of two candidates (out of the original submission), at least one of which is not employed by SABMiller, and the Molson Coors nominees shall direct the appointment of one of those two candidates (and if such Molson Coors nominees fail to do so within a reasonable period of time, SABMiller’s nominees on the Board may direct the appointment of the CEO from those two candidates).

(d)                                 If a candidate employed by SABMiller or Molson Coors is appointed, there will be an expectation that there will be no commitment on the part of SABMiller or Molson Coors, as the case may be, to re-employ such person upon termination of his appointment as CEO.

3.5                                 Termination

Removal of either the initial CEO or any successor will require an affirmative decision of the Board in accordance with clause 2.2.3 (but subject to clause 3.2 in the case of the initial CEO).

3.6                                 Relationships with SABMiller and Molson Coors

The CEO will not be a member of the board of directors or executive committee of either SABMiller or Molson Coors but may from time to time attend by invitation and/or be required to make presentations to any such board or committee.

4.                                      Operational Management

4.1                                 Executive Committee

4.1.1                       The Executive Committee will comprise at least the following

•                                          the CEO,

•                                          the President and Chief Commercial Officer (“President-CCO”),

•                                          the Chief Financial Officer (“CFO”);

•                                          the Chief Integration Officer (“CIO”), and

•                                          the heads of the (i) sales and distribution, (ii) marketing, (iii) strategy, (iv) production, (v) supply chain and procurement, (vi) legal, (vii) HR and (viii) communications functions within the Joint Venture.

4.1.2                      The Executive Committee shall be selected from existing members of the Miller and CBC management teams except in exceptional circumstances, with due regard to appropriate balancing of the candidates from the two management teams. The first Executive Committee will be selected based on recommendations from the CEO-designate and a working team which will include representatives from the HR functions of both SABMiller and Molson Coors. If there is a lack of consensus between the CEO of SABMiller and the Vice Chairman of Molson Coors on the identity of the CIO or the CFO, Molson Coors shall be entitled to select the CIO and SABMiller shall be entitled to select the CFO.

4.1.3                      The Executive Committee will be entitled to exercise all the powers vested in the CEO by the Board or the LLC Operating Agreement to the extent determined by the CEO. The duties of the Executive Committee will be to assist the CEO in overseeing the running of the Joint Venture in line with the Board’s strategy.

4.1.4                      The Executive Committee shall meet as and when required.

4.2                                 President-CCO, CIO, and CFO

4.2.1                      SABMiller shall be entitled to nominate the initial President-CCO. The President-CCO will not be a member of the board of directors or executive committee of either SABMiller or Molson Coors but may from time to time attend by invitation and/or be required to make presentations to any such board or committee.

4.2.2                      The CIO shall be appointed for an initial term of two years, subject to automatic renewal unless six months’ advance notice of termination is delivered by the Board to the CIO (it being understood that (i) the Board of Directors shall deliver such notice if so requested by SABMiller and (ii) no such notice may be given to expire prior to the end of such initial two-year period). The CIO will provide the Board with six months’ notice of any election by him to terminate his employment as CIO.

4.2.3                      The President-CCO, CIO, and CFO will report to the CEO but have specific responsibility for:

(a)                                  in the case of the President-CCO, the marketing, sales and distribution and strategy functions;

(b)                                 in the case of the CIO, planning, implementation of and reporting on the integration process and synergy extraction and facilitating access to BOP from across both Parties’ organizations; and

(c)                                  in the case of the CFO, finance and accounting functions.

4.2.4                      The Parties will establish an Integration Function reporting to the CIO, and headed by a project manager nominated by SABMiller.

4.3                                 Corporate Communications Function

A corporate communications function shall be established, reporting to the CFO or his nominee. This function will be responsible for:

4.3.1                      coordinating and implementing member requirements for the provision of financial and other information (including templates of required information)

4.3.2                      coordinating investor relations activities

4.3.3                      facilitating functional interaction between the members and the Joint Venture

4.3.4                      agreeing reporting disclosures and standard communication policies and procedures.

4.4           Reserved matters

The CEO will have responsibility for day-to-day management. The following matters (each, a “Reserved Matter”) will however be reserved for Board approval:

4.4.1                      approval of the 3/5 year strategic plan;

4.4.2                      approval of the annual operating plan (budget) and related forecasts;

4.4.3                      material repositioning of brands, material changes to recipes, any material change to the cold-filtering process for Miller Genuine Draft or Coors Light, material reformulation of brands, material line extensions, introduction of material new brands, any material change to packaging graphics and any activity which can reasonably be considered to have materially and adversely impacted the reputation of any material brand in any relevant jurisdiction outside the United States and Puerto Rico;

4.4.4                      investment and strategy in relation to import and export brands which is inconsistent with the brands protocol (see 7 below);

4.4.5                      integration plan and synergy extraction;

4.4.6                      entry into or amendment of related party transactions (other than brand licensing arrangements, which are dealt with in 7.1);

4.4.7                      appointment, compensation and removal of CEO;

4.4.8                      approval of the recommendations of the CEO and Compensation Committee on the performance and compensation of the Executive Committee;

4.4.9                      M&A approvals/process;

4.4.10                change of auditors or year-end;

4.4.11                any strategic relationship or joint venture, licensing arrangements or comparable relationship (other than pursuant to the brands protocol) which is material to the business of the Joint Venture;

4.4.12                any material transaction which is (i) out of the ordinary course of business or (ii) for a term of more than 12 months and cannot be terminated on less than three months’ notice;

4.4.13                the issue of any equity interests, or securities convertible into or exchangeable for equity interests, by the Joint Venture or any subsidiary to any entity or the redemption or repurchase of such interests;

4.4.14                any borrowings except as provided for in the annual operating plan or in the Joint Venture’s policy on capital structure and debt capacity (referred to in 4.7.1 below);

4.4.15                any change to any of the policies referred to in 4.7 below;

4.4.16     declaration of any distribution or making of any distribution to members, other than in accordance with an agreed distribution policy;

4.4.17                the granting of any lien to secure any material indebtedness;

4.4.18                material changes to the accounting policies of the Joint Venture or terms of reference for any Board Committee;

4.4.19                any decision to change the name of the Joint Venture or to relocate the head office of the Joint Venture;

4.4.20                any decision to close any brewery;

4.4.21                any decision to give consent under the agreement referred to in 7.8 below; and

4.4.22     any other matter which is reasonably likely to have a material impact on the reputation of the Joint Venture or of either Party.

4.5          Deadlock Resolution

4.5.1                      In the event of a deadlock on any Reserved Matter, or on any other material matter which has been referred to the Board, but in relation to which the Board is unable to reach a decision, the matter shall be referred to the CEOs of SABMiller and Molson Coors who, if they are unable to resolve the matter themselves after taking into account the views of outside counsel, financial advisers and other experts, shall propose an appropriate process to resolve the matter.

4.5.2                      In the event of a deadlock on the Reserved Matter in 4.4.3, the matter shall be referred, pursuant to procedures to be set out in the Joint Venture Agreement, to an independent expert who shall be a retired business person with significant experience in the United States beverages industry. Such expert shall be instructed to determine the issue which is the subject of deadlock on the basis of what is reasonable having regard to the interests of the Parties in relation to their respective North American interests and without regard to the wider interests of the Parties or of any entity which may have acquired control of either Party. The decision of the expert will be binding on the Parties.

4.5.3                      In the event of a failure to agree on a budget in any year, the previous year’s budget shall apply, with relevant figures increased in accordance with a suitable rate of inflation.

4.6          Failure to Fund

If either Party (the “Non-Funding Party”) fails to provide funding to the Joint Venture following a decision by the Board that the Joint Venture should acquire such funding from the Parties in proportion to their economic interests in the Joint Venture (the “Original Funding”), the other Party (the “Funding Party”) may, at its absolute discretion, elect to provide the share of the Original Funding which was not provided by the Non-Funding Party (“Replacement Funding”) in accordance with the provisions of this clause 4.6:

4.6.1                      if the amount of Replacement Funding is such that, if the Funding Party were to provide it by way of a subscription for additional Voting Common units (at fair market value determined by agreement between Molson Coors and SABMiller or failing which by an independent investment bank of international repute (the “Funding Fair Market Value”), the voting interest of the Funding Party in the Joint Venture would increase by less than 2 percentage points (after taking account of the number of Voting Common units which would have been subscribed for by the Funding Party if both Parties had provided their share of the Original Funding), then:

(a)                                  the Funding Party will provide its share of the Original Funding (the “Required Funding”) by way of subscription for additional Non-Voting Common Units (the “Required Funding Units”) and will provide the Replacement Funding by way of subscription for additional Non-Voting Common units (the “Replacement Funding Units”), in each case at the Funding Fair Market Value;

(b)                                 the Non-Funding Party shall be entitled, within one year following the provision of Replacement Funding by the Funding Party, to remedy its failure to fund by purchasing the Replacement Funding Units from the Funding Party for cash at their subscription value plus interest from the date of provision of the Replacement Funding to the date of purchase at an annual rate equal to the weighted average of SABMiller’s and Molson Coors’s cost of borrowing, plus 200 bps;

(c)                                  if the Non-Funding Party purchases the Replacement Funding Units within the period specified in (b), then the Required Funding Units and the Replacement Funding Units shall convert into such numbers of Voting Common units and Non-Voting Common units (as the case may be) as the Parties would have subscribed for if each had provided their share of the Original Funding at the outset; and

(d)                                 if the Non-Funding Party does not purchase the Replacement Funding Units within the period specified in (b) above, then (i) the Required Funding Units and the Replacement Funding Units shall convert into Voting Common units, and the provisions of 4.6.3 will have effect; and (ii) the Funding Party will be entitled to a payment from the Joint Venture equal to the one year of interest that the Non-Funding Party would have paid if it had purchased the Replacement Funding Units at the end of the period specified in (b) above;

4.6.2        if the amount of the Replacement Funding is such that, if the Funding Party were to provide it by way of a subscription for additional Voting Common units at the Funding Fair Market Value, the voting interest of the Funding Party in the Joint Venture would increase by more than 2 percentage points (after taking account of the number of Voting Common units which would have been subscribed for by the Funding Party if both Parties had provided their share of the Original Funding), the Funding Party will provide the Required Funding and the Replacement Funding by way of subscription for additional Voting Common units at the Funding Fair Market Value, and the provisions of 4.6.3 will have effect;

4.6.3        if 4.6.1(d) or 4.6.2 applies, then:

(a)                                  if the Funding Party is SABMiller, the provisions of 6.1.1(a) and (b) shall apply, subject to further consideration in the instance of large and persistent failures to fund; or

(b)                                 if the Funding Party is Molson Coors:

(i)                                     SABMiller shall convert such number of its Non-Voting Common units into Voting Common units as is required in order that the voting interests in the Joint Venture continue to be held 50:50;

(ii)                                  if, having converted all its Non-Voting Common units into Voting Common units, SABMiller’s voting interest in the Joint Venture is less than 50%, then Molson Coors shall be entitled to appoint one additional director; and

(iii)                               if Molson Coors exercises that right then the provisions of 6.1.1(b) shall apply but with all references to Molson Coors replaced by references to SABMiller and vice versa, subject to further consideration in the instance of large and persistent failures to fund.

4.7                                 Policies and procedures

The Joint Venture Agreement or LLC Operating Agreement will provide for mutual agreement in relation to the following policies:

4.7.1                       capital structure, debt capacity and treasury compliance (ie rating agency compliance, cash management, exposure management and hedging policy)

4.7.2                       distribution policy which shall include the following:

(i)            Subject to subparagraph (ii) below, the Joint Venture shall distribute 100% of Available Cash, on a pro-rata basis to the members in proportion to their respective economic interests, within ten (10) days after the end of each calendar month. For these purposes “Available Cash” at the end of each month means the sum of all cash on hand and at bank, all money market assets and all instruments readily convertible into cash less an agreed working capital buffer. All capital expenditure and working capital will be funded by the members through their equity accounts in proportion to their economic interests.

(ii)                                  Notwithstanding subparagraph (i) above, in the event the Joint Venture disposes of a material asset contributed by a Party, and as a result of such disposition a member is allocated a greater share of taxable gain in respect of such asset than such member’s economic interest in the Joint Venture, then the Joint Venture shall make a special tax distribution (to be treated as an advance against liquidating distributions) to such member, in an amount equal to such member’s tax liability in respect of such excess share of taxable gain (assuming taxation at the maximum combined US federal, state, and local tax rate applicable to such member), such distribution to be made no later than the due date for the tax return (or relevant estimated tax payment) in the taxable year of such disposition.

Notwithstanding any provision to the contrary contained herein, the Joint Venture shall not make any distribution to the extent prohibited by applicable law, but shall instead make such distribution as soon as practicable after such time as making such distribution would not be prohibited by law.

4.7.3                      internal control, compliance/Sarbox;

4.7.4                      corporate/social responsibility;

4.7.5                      corporate affairs/communications;

4.7.6                      M&A policy (which will provide for the involvement of SABMiller’s and Molson Coors’s corporate finance functions in all M&A transactions contemplated by the Joint Venture); and

4.7.7                      tax planning (including compliance with the Tax Matters Agreement between SABMiller and Altria Group, Inc.), tax elections, tax allocations, asset valuations and allocations, and opening capital accounts and capital account maintenance. In furtherance of the foregoing, the relevant agreements shall provide:

(i)                                    Each member’s opening capital account will be equal to the net fair market value of the property contributed by such member. The members’ opening capital accounts will be in the same relative ratio as their relative economic interests in the Joint Venture. Distributions will be based on the members’ relative economic interests in the Joint Venture as set forth in the distribution provisions of the Joint Venture Agreement.

(ii)                                 The Parties will, prior to the execution of the Joint Venture Agreement, establish a procedure for determining the fair market value of each asset (and liability) contributed by a member to the Joint Venture.

(iii)                              Appropriate adjustments to capital accounts will be made for contributions, distributions and allocations of book income, gain, loss and deduction, consistent with applicable Treasury Regulations.

(iv)                             In general, items of book income, gain, loss and deduction will be allocated among the members based on their relative economic interests in the Joint Venture.

(v)                                Subject to the following provisions, items of taxable income, gain, loss and deduction will generally be allocated among the members in the same manner as the corresponding book items were allocated.

(vi)                             Tax items associated with property contributed by a member will, solely for tax purposes, take account of any variation between the adjusted tax basis of the contributed asset and its fair market value at the time of contribution, using the traditional method (without curative allocations) of making such allocations as described in Treas. Reg. Sec. 1.704-3; provided, however, that to the extent the ceiling rule prohibits allocations based on the Parties’ economic interest under the traditional method, the curative or remedial method (as described in such Treasury regulation) may be used. A similar method will be used in the event of any subsequent adjustment to the book value of an asset on account of contributions, distributions or similar events giving rise to a revaluation of the Joint Venture’s capital accounts and assets. Notwithstanding the foregoing, depreciation and amortization deductions in respect of the Joint Venture’s assets shall be allocated among the members for tax purposes based on their relative economic interests in the Joint Venture, or appropriate allocations of other items shall be made in substitution therefor.

(vii)                          With respect to liabilities of a member described in Treas. Reg. Sec. 1.752-7(b)(2) and assumed by the Joint Venture:

•     The amount of the liability for purposes of Treas. Reg. Sec. 1.752-7 will be the fair market value of such liability immediately after the assumption of such liability by the Joint Venture, taking into account the amounts specified in 3.1(b) and 3.2(b) and (c) of Annex A and calculated on the same assumptions and using the same methodology as were used in calculating such amounts.

•     The member who transferred the liability to the Joint Venture shall be allocated all tax deductions attributable to payments made by the Joint Venture in connection with such liability, at such time or times as such payments are made, until such member has been allocated gross deductions with a total value, discounted back to the time that the liability was assumed by the Joint Venture, equal to the fair market value of such liability immediately after such assumption.

•     Any additional tax deductions attributable to payments made by the Joint Venture in connection with such liability shall be allocated among the members based on their relative economic interests in the Joint Venture.

5.                                      Capital structure

5.1           Non-voting interests

5.1.1        The non-voting interests in the Joint Venture will rank equally with the voting interests so far as economic rights are concerned.

5.1.2        SABMiller will be entitled to convert its non-voting interests into voting interests upon a change of control of Molson Coors (see 6.1 below) or upon a failure to fund by Molson Coors (see 4.6 above), but not otherwise.

5.2           Exit provisions

5.2.1        The Parties will agree to an absolute prohibition on transfers, directly or indirectly, of their interests in the Joint Venture (other than to wholly owned members of their respective groups) for an initial period of five years.

5.2.2        After the initial period, the Parties will be free to transfer, directly or indirectly, all (but not part only) of their interests in the Joint Venture subject to a right of first refusal for the other Party at a price specified by the selling Party. If the non-selling Party does not exercise its right of first refusal, the selling Party will then be free to sell to any third party (subject to clause 5.2.3) or to request the other Party to consider an IPO (as set out in clause 5.2.4).

5.2.3        If the selling Party wishes to sell to a third party it must first disclose to the other Party its intention to initiate a sale process, and negotiate in good faith with the other Party to determine if a transaction can be agreed between the Parties without the selling Party initiating contact with any third parties, and risking the potential publicity and detriment to the business of the Joint Venture involved in a sale process. If a transaction cannot be agreed between the Parties, then if the selling Party wishes to sell to a third party it may only do so at a price not lower than that previously specified and before doing so must notify the non-selling Party of the identity of the purchaser, the price and all other financial terms and any other material terms of the proposed sale. The non-selling Party will then have the right to acquire the interest in the Joint Venture at a price which is 5% more than that proposed to be paid by the third party. If such right is not exercised (by agreeing in writing to acquire such interest) within 30 days after the non-selling Party’s receipt of such notification, then the selling Party is free to sell to the nominated third party at not less than the price previously notified for the sale to the third party.

5.2.4                       If the selling Party requests the other Party to consider an IPO, the other Party will do so in good faith and if it is agreed that an IPO should be implemented the Parties will cooperate fully in seeking to facilitate the negotiation and completion of the IPO and use all reasonable efforts to secure its successful implementation, including through the establishment of suitable registration rights arrangements.

6.                                      Key Contractual Issues

6.1                                 Change of control

6.1.1                       In the event of a change of control of Molson Coors:

(a)                                  SABMiller will have the right to convert its non-voting interest into a voting interest and, if it does so, will be entitled to appoint one additional director;

(b)                                 if SABMiller exercises that right, the provisions of clauses 2, 3 and 4 shall be amended as follows:

(i)                                     clause 2.2.3 will cease to apply and all decisions of the Board shall be determined by majority vote (including the affirmative vote of at least three directors nominated by SABMiller) and the quorum for Board meetings will be a majority of the directors (including at least two directors nominated by SABMiller), provided that the affirmative vote of at least three directors nominated by Molson Coors will be required in order to approve any of the matters described in 4.4.6, 4.4.16, 4.4.19 and 4.4.20 (except in each case insofar as already approved by the Board in accordance with clause 2.2.3) and any of the following matters:

(1)                                 any amendment to or waiver of any provision of the LLC Operating Agreement, including any change to the number of directors constituting the Board (other than as provided in clause 6.1.1(a));

(2)                                 the issue of any equity interests, or securities convertible into or exchangeable for equity interests, by the Joint Venture or any subsidiary to any entity which is not at fair market value and in which Molson Coors is not offered the opportunity to participate on a pro rata basis, or the redemption or repurchase of such interests which is not at fair market value and in which Molson Coors is not offered the opportunity to participate on a pro rata basis;

(3)                                 any change with respect to the tax status of the Joint Venture;

(4)                                 instituting proceedings to have the Joint Venture adjudicated bankrupt or insolvent (or consenting thereto);

(5)                                 any transaction by the Joint Venture to merge or consolidate with and into another person, or any transaction or series of related transactions to sell, transfer, assign, convey or otherwise dispose of all or substantially all the assets or rights of the Joint Venture to another person (other than a transaction or series of transactions which results in the Parties having the same proportionate economic interests in such other person as they had in the Joint Venture immediately beforehand);

(6)                                 any additional capital contribution that is not either (A) consistent in timing and amount with a previously approved annual operating plan or (B) one in which both Molson Coors and SABMiller are requested by the Board to participate, with commercially reasonable advance notice, on a pro rata basis in proportion to their respective economic interests in the Joint Venture; and

(7)                                 any proposal to liquidate or dissolve the Joint Venture;

(ii)                                 if the person acquiring control of Molson Coors has an existing controlling interest in a beer or beverage business in the United States which has a market share of 4% or more of the total US beer market by volume and which has been acquired by the Joint Venture pursuant to the provisions of clause 6.3.1 (assuming SABMiller maintains its pre-existing level of economic interest in the Joint Venture), then in addition to the rights set out in clause 6.1.1(b)(i), the affirmative vote of at least three directors nominated by Molson Coors will be required in order to approve the matters described in clause 4.4.2 (insofar as they relate to the annual operating budget, but not insofar as they relate to items of capital expenditure);

(iii)                              in addition to the rights set out in clause 6.1.1(b)(i), the affirmative vote of at least three directors nominated by Molson Coors will be required in order to approve the matters described in clause 4.4.3 but only if and for so long as Coors Light has a market share of 2% or more of the total Canadian beer market by volume;

(iv)                             SABMiller shall be entitled at all times to appoint the Chairman with Molson Coors being entitled at all times to appoint the Vice Chairman;

(v)                                SABMiller shall be entitled to appoint an additional nominee to each of the Audit Committee, the Compensation Committee and the Corporate Responsibility Committee and shall at all times be entitled to appoint the Chairman of each of those committees;

(vi)                             the appointment and removal of the CEO shall become a matter for the Board; and

(vii)                          clause 4.4 shall cease to apply.

6.1.2                       In the event of a change of control of SABMiller:

(a)                                 Molson Coors will be entitled to acquire from SABMiller, for cash, such number of Class B Non-Voting Common units held by SABMiller as would raise Molson Coors’s ownership of the Class B Non-Voting Common units (and, therefore, of all equity capital of the Joint Venture) to 50%, at a price which represents fair market value as determined by an independent investment bank of international repute (provided that if such fair market value is greater than an amount equal to 24.99% of SABMiller’s market capitalisation at the time less the value attributed to the business contributed by Miller to the Joint Venture (the “Class 1 Amount”), then the disposal by SABMiller of Class B Non-Voting Common units shall be subject to SABMiller shareholder approval, and if such approval is not obtained within three months of Molson Coors giving notice that it wishes to acquire the units, then the price for the units shall be the Class 1 Amount);

(b)                                if Molson Coors exercises that right, then (i) the provisions of 3.3 and 3.4 (so far as still applicable) shall be amended such that all references to Molson Coors shall be replaced by references to SABMiller and all references to SABMiller shall be replaced by references to Molson Coors, and the provisions of clause 2 shall be amended to provide that Molson Coors shall be entitled to appoint the Chairman of the Audit Committee, the Compensation Committee and the Corporate Responsibility

Committee, and (ii) Molson Coors shall have the right to immediately replace the CEO.

6.1.3        Clause 6.1.1 will not apply if SABMiller has previously been the subject of a change of control and Molson Coors has exercised its right under clause 6.1.2(a). Clause 6.1.2 will not apply if Molson Coors has previously been the subject of a change of control and SABMiller has exercised its right under clause 6.1.1(a).

6.2           Non-compete and non-solicitation

6.2.1        Until such time as the Joint Venture Agreement terminates, each Party will agree not to engage in the manufacture, distribution, marketing or sale of beer and beverages in the United States or Puerto Rico. This is subject to the provisions in 6.3 below.

6.2.2        Until such time as the Joint Venture Agreement terminates, each Party will agree not to solicit the other’s employees or the Joint Venture’s employees (subject to customary exceptions to be agreed).

6.3           International Acquisitions

6.3.1        Notwithstanding 6.2, either Party may acquire a beer or beverage business which competes with the Joint Venture, provided that only a minority portion of the operations of such beer or beverage business is in the United States and Puerto Rico (“Competing Business”), but if a Party (“Acquiring Party”) makes such an acquisition, the Acquiring Party will offer the Competing Business to the Joint Venture for cash at the attributable “see-through” price paid by the Acquiring Party.

6.3.2        If those members of the Board who are not nominated by the Acquiring Party consider that the “see-through” price specified by the Acquiring Party does not accurately reflect the value attributed to the Competing Business when it was acquired by the Acquiring Party, the Board shall appoint two independent investment banks of international repute (one of which shall be the bank which advised on the initial acquisition and the other shall be nominated by the non-Acquiring Party) to opine as to the appropriate “see-through” value. If the difference between the two valuations is 10% or less the “see-through” price shall be the average of the two valuations. If the difference is more than 10% then the Board shall appoint a third independent investment bank of international repute to determine which of the two valuations is more appropriate. Such determination of the “see-through” price shall be final.

6.3.3        Subject to 6.3.4 and 6.3.5, the Joint Venture shall be obliged to acquire the Competing Business at the “see-through” price and the parties shall be obliged to provide such financing as may be necessary to fund such acquisition in proportion to their economic interests in the Joint Venture.

6.3.4        In the event (i) there is a legal impediment to the Joint Venture acquiring the Competing Business, such as a contractual restriction on such transfer, or (ii) the Board approves the transfer of the Competing Business but after having used all reasonable efforts to seek clearance by the antitrust enforcement agencies, such clearance is not forthcoming or is forthcoming on terms reasonably unacceptable to the Acquiring Party or the Board, the Acquiring Party shall be entitled to retain ownership of the Competing Business but sales, marketing and distribution in the United States shall be through the Joint Venture on a cost-plus basis and on the basis that the relevant brands will be treated as an integral part of the Joint Venture’s brand portfolio. If, due to the legal impediment or inability to obtain antitrust clearance referred to above, such an arrangement is not possible, then the Acquiring Party will dispose of the Competing Business at a price to be determined by the Acquiring Party.

6.3.5        Any acquisition by the Joint Venture pursuant to this paragraph 6.3 shall be funded by debt to the extent consistent with the Joint Venture’s debt policy at the relevant time. Any additional financing required to fund the acquisition cost of a Competing Business shall be provided by the members in proportion to their economic participation in the Joint Venture. If either Party fails for any reason to provide such financing, the provisions of clause 4.6 (Failure to Fund) shall apply.

6.4           Related Party Transactions

6.4.1        All transactions for goods or services provided between the Joint Venture and the members will be on an arm’s length basis, based on terms normal for transactions of that nature.

6.4.2        Where the Joint Venture requires goods or services which can be provided by one of the Parties to the required standard and on terms which are at least as favorable as those available from independent third parties, the Joint Venture shall (subject always to Board approval) obtain such goods or services from the relevant Party.

6.4.3        The Parties will explore with the CEO and other members of the Executive Committee whether efficiencies can be realized through the sharing of services with one or both of the Parties, including through the establishment of a shared services center between the Parties and the Joint Venture.

6.4.4        For the purposes of this Agreement, licensing arrangements between the Joint Venture and the Parties will not be treated as related party transactions and will be governed exclusively by clause 7 and not by this clause 6.

7.                                      Brands

7.1                                 The Parties will agree on a detailed brands protocol governing the import of the Parties’ brands through the Joint Venture and the export of Joint Venture brands outside the United States and Puerto Rico.

7.2                                 Existing SABMiller and Molson Coors brands which are currently imported into the United States or Puerto Rico will be distributed by the Joint Venture on their current terms unless otherwise agreed.

7.3                                 If either Party considers that another of its brands (whether current or future) which is not currently imported into the United States or Puerto Rico is suitable for import and distribution through the Joint Venture, such brand shall be imported and distributed through the Joint Venture on an arm’s length basis provided that this is not inconsistent with the Joint Venture’s brand strategy as approved by the Board from time to time. A testing or roll-out protocol will be implemented to qualify the potential of the brand.

7.4                                 If either Party acquires a brand in the future which at the time of acquisition is being imported and distributed in the United States or Puerto Rico (other than through a business in the United States or Puerto Rico to which 6.3.1 applies), such brand shall be imported and distributed through the Joint Venture on an arm’s length basis, subject to lawful termination of any pre-existing arrangements pursuant to which any third party may then be importing and distributing such brand.

7.5                                 Existing Miller and CBC brands and brand arrangements outside the United States and Puerto Rico will continue to be held by the Parties outside the Joint Venture and each Party shall be responsible for the sale and distribution of its existing brands currently sold outside the United States and Puerto Rico. Support and services will be provided by the Joint Venture, including contract brewing and packaging (each on an at cost basis) and back office functions (at no cost).

7.6                                 If the Joint Venture develops or acquires any new brand, any decision to sell that brand outside the United States and Puerto Rico (whether the proposal is put forward by the CEO or by either Party) will require the approval of the Board. If the Board does approve a decision to sell the brand outside the United States and Puerto Rico, the international rights to such brand shall be handled on the following basis:

7.6.1                       the Party which has the bigger market share in that country shall have a right of first refusal to handle sales and distribution in that country (subject to existing contractual arrangements); and

7.6.2                       if neither Party has any market share in a country, or if the market shares are within 5% of each other, the sales and distribution arrangements in that country shall be a matter for the CEO.

7.7                                 Any proposal to license a Joint Venture brand to a third party or for the Joint Venture to license a brand from a third party will require the approval of the Board.

7.8                                 Molson Coors and the Joint Venture will enter into an agreement under which Molson Coors will agree not to take any of the following actions in relation to Coors Light in Canada without the consent of the Joint Venture:

(a)                                  any material repositioning of the brand;

(b)                                 any material change to recipe;

(c)                                  any material change to the cold-filtering process;

(d)                                 any material reformulation;

(e)                                  any material line extension;

(f)                                    any material change to packaging; or

(g)                                 any activity which can reasonably be considered to have materially and adversely impacted the Coors Light brand outside Canada.

7.9                                 The agreement referred to in 7.8 will provide for automatic termination in the event:

(a)                                  that Molson Coors ceases to be a member of the Joint Venture; or

(b)                                 that Molson Coors has been the subject of a change of control and Coors Light has a market share of less than 2% of the total Canadian beer market by volume.

8.             Termination

8.1                                 Either Party will be entitled to dissolve the Joint Venture:

(a)                                  in the event of the insolvency or bankruptcy of the other Party;

(b)                                 if the other Party is the subject of a criminal indictment in the U.S., UK or, in the case of Molson Coors, Canada, and the existence of such indictment has had, or would reasonably be expected to have, directly or indirectly, a material adverse effect on the business, condition or results of operations of such other Party and its subsidiaries, taken as a whole; or

(c)                                  if the other Party agrees.

8.2           In dissolving the Joint Venture pursuant to clause 8.1(a) or clause 8.1(b), a Party shall be entitled to acquire the entire interest of the other Party in the Joint Venture at a price which represents fair market value as determined by an independent investment bank of international repute.

9.                                      Standstill

Section 6 of the Confidentiality Agreement, previously executed between Molson Coors and SABMiller (“Section 6”), shall (notwithstanding anything in Section 6 to the contrary) continue in full force and effect until the tenth (10th) anniversary of the date of formation of the Joint Venture, except that:

9.1           It shall not be a breach of the terms of Section 6 for either Party to hold conversations with the management or directors of the other Party, or their representatives, regarding the possibility of a transaction of a type described in Section 6, so long as it does not make any public announcement with respect thereto.

9.2           Moslon Coors will inform SABMiller if:

9.2.1        there is a decision by its board of directors (or any committee thereof) to authorize discussions with third parties generally or any particular third party with respect to a potential change in control of Molson Coors; or

9.2.2        any of its directors or executive officers or any Family Shareholders hold, or authorize any representative to hold, discussions with any third party regarding a potential change in control of Molson Coors and, as a result thereof, Molson Coors enters into a confidentiality or other binding agreement (including a binding agreement to negotiate in good faith) with respect thereto; or

9.2.3        any third party makes publicly or to Molson Coors or to any of the Family Shareholders a bona fide offer or proposal, or expresses an interest to Molson Coors or the Family Shareholders in publicly offering or proposing to effect a potential change in control of Molson Coors or requests to discuss with Molson Coors or the Family Shareholders or its (or their) representatives a possible transaction of such type or shall have requested non-public information in order to consider whether to make such an offer or proposal.

9.3           Section 6 shall cease to bind SABMiller if either of the events in 9.2.1 or 9.2.2 occurs.

9.4           Section 6 shall also cease to bind SABMiller if 9.2.3 applies unless the board of directors of Molson Coors and the Family Shareholders shall have promptly advised and shall continue to advise the third party (and, if the offer, proposal, expression of interest or request has been publicly disclosed, shall have publicly stated and continued to publicly state) that they have no interest in such a transaction and will not engage in any further discussions with such third party with respect to such offer, proposal, expression of interest or request, and Molson Coors and the Family Shareholders do not take any action inconsistent therewith.

9.5                                 Section 6 shall cease to bind Molson Coors if any third party makes publicly or to SABMiller a bona fide offer or proposal, or expresses an interest to SABMiller in publicly offering or proposing to effect a potential change in control of SABMiller or requests to discuss with SABMiller or its representatives a potential change in control of SABMiller or shall have requested non-public information in order to consider whether to make such an offer or proposal. unless the board of directors of SABMiller shall have promptly advised and shall continue to advise the third party (and, if the offer, proposal, expression of interest or request has been publicly disclosed, shall have publicly stated and continued to publicly state) that they have no interest in such a transaction and will not engage in any further discussions with such third party with respect to such offer, proposal, expression of interest or request, and SABMiller does not take any action inconsistent therewith.

9.6                                 For the purposes of the above provisions “Family Shareholders” will be defined to include Molson Coors shareholders who are members of the Coors and Molson families, as well as their respective successors, trustees of family trusts that hold Molson Coors common stock, and transferees of Molson Coors common stock by inheritance or gift, provided that no person or entity shall constitute a “Family Shareholder” for purposes of this Section 9 unless it (i) is Pete Coors or Eric Molson, or (ii) beneficially owns a majority of the outstanding shares of Class A common stock of Molson Coors, or (iii) is acting in concert with other persons who, together with such first person or entity, beneficially own, at least a majority of the outstanding shares of Class A common stock of Molson Coors.

9.7                                 In the event of a breach by Molson Coors or the Family Shareholders of their obligations under paragraph 9.2, then if as a direct or indirect result of, or in connection with, such breach, any such transaction shall be consummated or Molson Coors or the Family Shareholders shall enter into an agreement to effect such a transaction, then in addition to any other remedies that SABMiller may have by reason of such breach, SABMiller shall have the right to acquire Molson Coors’s interest in the joint venture at ninety percent (90%) of the fair market value thereof as determined by an independent investment bank pursuant to a procedure to be specified in the Joint Venture Agreement.

9.8                                 In the event that SABMiller, in breach of its obligations under Section 6 (as modified by paragraph 9), offers publicly (or publicly announces an intention to offer publicly) to acquire a majority of the outstanding shares of any class of common stock of Molson Coors, then in addition to any other remedies that Molson Coors may have by reason of such breach, Molson Coors shall have the right to acquire SABMiller’s interest in the joint venture at ninety percent (90%) of the fair market value thereof as determined by an independent investment bank pursuant to a procedure to be specified in the Joint Venture Agreement.

10.                                Governing Law

The Joint Venture Agreement will be governed by Delaware law.